Exhibit 99.1

FS KKR Capital Corp. Announces Third Quarter 2023 Results

Declares Fourth Quarter 2023 Distribution of $0.70 per share, Which When Combined with the Company’s Previously Declared $0.05 per share Special Distribution, Results in a Total Fourth Quarter Distribution of $0.75 per share; Declares Additional Special Distributions Totaling $0.10 per share to be paid in 2024

PHILADELPHIA, PA AND NEW YORK, NY – November 6th, 2023 – FS KKR Capital Corp. (NYSE: FSK), or the Company, today announced its financial and operating results for the quarter ended September 30, 2023, and that its board of directors has declared a fourth quarter 2023 distribution of $0.70 per share, which when combined with the Company’s previously declared $0.05 per share special distribution, results in a total fourth quarter distribution of $0.75 per share. The Company further announced that its board of directors has declared additional special distributions totaling $0.10 per share, which will be paid in two equal installments of $0.05 per share during February and May 2024.

Financial and Operating Highlights for the Quarter Ended September 30, 2023(1)

•	Net investment income of $0.84 per share, compared to $0.82 per share for the quarter ended June 30, 2023

•	Adjusted net investment income(2) of $0.80 per share, compared to $0.78 per share for the quarter ended June 30, 2023

•	Net asset value of $24.89 per share, compared to $24.69 per share as of June 30, 2023 and $24.89 per share as of December 31, 2022

•	Total net realized and unrealized gain of $0.11 per share, compared to a total net realized and unrealized loss of $0.31 per share for the quarter ended June 30, 2023

•	Adjusted net realized and unrealized gain(2) of $0.14 per share, compared to adjusted net realized and unrealized loss of $0.27 per share for the quarter ended June 30, 2023

•	Earnings per Share of $0.95, compared to Earnings per Share of $0.51 for the quarter ended June 30, 2023

•	Total purchases of $504 million versus $675 million of sales and repayments, including $289 million of sales to its joint venture Credit Opportunities Partners JV, LLC

•	Net debt to equity ratio(3) as September 30, 2023 was 110%, compared to 113% as of June 30, 2023

•	Paid cash distributions to stockholders totaling $0.75 per share(4)

“During the third quarter, we generated 9% year-over-year growth in our adjusted net investment income and our net asset value grew approximately 1% compared to the prior quarter,” said Michael C. Forman, Chief Executive Officer & Chairman. “Our continued strong performance enables us to reward stockholders with an attractive $0.75 per share total distribution in the fourth quarter as well as to provide stockholders with a continuation of our special distributions during the first half of 2024. Looking forward, we believe the strength of our balance sheet, our high quality investment portfolio, and positive earnings outlook will enable us to continue delivering strong stockholder returns.”

Declaration of Distribution for Fourth Quarter 2023

FSK’s board of directors has declared a cash distribution for the fourth quarter of $0.70 per share, consisting of a base distribution of $0.64 per share and a supplemental distribution of $0.06 per share, which will be paid on or about January 3, 2024 to stockholders of record as of the close of business on December 13, 2023. FSK’s board of directors has declared additional special distributions totaling $0.10 per share to be paid in two equal installments during 2024. The first $0.05 per share special distribution will be paid on or about February 28, 2024 to stockholders of record as of February 14, 2024. The second $0.05 per share special distribution will be paid on or about May 29, 2024 to stockholders of record as of May 15, 2024. FSK’s board of directors previously declared special distributions totaling $0.15 per share to be paid in three equal installments by the end of 2023. The first $0.05 per share was paid on May 31, 2023 to stockholders of record as of the close of business on May 17, 2023. The second $0.05 per share was paid on August 30, 2023 to stockholders of record as of the close of business on August 16, 2023. The third $0.05 per share will be paid on or about November 29, 2023 to stockholders of record as of the close of business on November 15, 2023.

Portfolio Highlights as of September 30, 2023

•	Total fair value of investments was $14.7 billion of which 68% was invested in senior secured securities.

•

Weighted average annual yield on accruing debt investments(5) was 12.7%, compared to 12.7% as of June 30, 2023. Excluding the impact of merger accounting, weighted average annual yield on accruing debt investments was 12.2%, compared to 12.1% as of June 30, 2023.

•

Weighted average annual yield on all debt investments(5) was 11.9%, compared to 11.8% as of June 30, 2023. Excluding the impact of merger accounting, weighted average annual yield on all debt investments was 11.3%, compared to 11.3% as of June 30, 2023.

•	Exposure to the top ten largest portfolio companies by fair value was 20% as of September 30, 2023, compared to 19% as of June 30, 2023.

•

As of September 30, 2023, investments on non-accrual status represented 2.4% and 4.8% of the total investment portfolio at fair value and amortized cost, respectively, compared to 2.5% and 4.8% as of June 30, 2023.

Portfolio Data	As of September 30, 2023	As of June 30, 2023
Total fair value of investments	$14,666	$14,764
Asset Class (based on fair value)
Senior Secured Loans — First Lien	59.8%	59.5%
Senior Secured Loans — Second Lien	7.5%	7.9%
Other Senior Secured Debt	0.9%	0.9%
Subordinated Debt	2.0%	1.9%
Asset Based Finance	11.8%	12.0%
Credit Opportunities Partners JV, LLC	9.6%	9.4%
Equity/Other	8.4%	8.4%
Interest Rate Type (based on fair value)
% Variable Rate Debt Investments	68.6%	68.9%
% Fixed Rate Debt Investments	8.9%	8.9%
% Other Income Producing Investments	15.6%	15.1%
% Non-Income Producing Investments(7)	4.5%	4.6%
% of Investments on Non-Accrual(6)	2.4%	2.5%

Leverage and Liquidity as of September 30, 2023

•

Net debt to equity ratio(3) of 110%, based on $8.0 billion in total debt outstanding, $176 million of cash and foreign currency and $176 million of net receivable for investments sold and repaid and stockholders’ equity of $7.0 billion. FSK’s weighted average effective interest rate (including the effect of non-usage fees) was 5.31%.

•	Cash and foreign currency of $176 million and availability under the Company’s financing arrangements of $3.2 billion, subject to borrowing base and other limitations.

•	As of September 30, 2023, 59% of the Company’s $8,046 million of total debt outstanding was in unsecured debt and 41% in secured debt.

Conference Call Information

FSK will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, November 7, 2023, to discuss its third quarter 2023 results. All interested parties are welcome to participate and can access the live conference call by registering using the following URL: https://register.vevent.com/register/BI7f9108c51d8747ba8f63a33decd0fe4e. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Once registered, they will receive the dial-in numbers and their unique PIN number. When they dial in, they will input their PIN and be placed into the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events.

A replay of the call will be available shortly after the end of the call by visiting the Investor Relations section of FSK’s website under Events or by using the following URL:hhttps://edge.media-server.com/mmc/p/dmumr4si.

Supplemental Information

An investor presentation containing financial and operating information will be made available prior to the call in the Investor Relations section of FSK’s website at www.fskkradvisor.com under Earnings presentations.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK.

FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages over $76 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. The firm has more than 500 employees across offices in the U.S., Europe and Asia and is headquartered in Philadelphia.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or future performance or operations of FSK. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSK’s operations or the economy generally due to terrorism, geo-political risks, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in FSK’s operating area and the price at which shares of FSK’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSK makes with the SEC. FSK undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The press release above contains summaries of certain financial and statistical information about FSK. The information contained in this press release is summary information that is intended to be considered in the context of FSK’s SEC filings and other public announcements that FSK may make, by press release or otherwise, from time to time. FSK undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSK, or information about the market, as indicative of FSK’s future results.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2023, which FSK filed with the U.S. Securities and Exchange Commission (the SEC) on November 6, 2023, as well as FSK’s other reports filed with the SEC. A copy of FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2023 and FSK’s other reports filed with the SEC can be found on FSK’s website at www.fskkradvisor.com and the SEC’s website at www.sec.gov.

Certain Information About Distributions

The determination of the tax attributes of FSK’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSK intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The timing and amount of any future distributions on FSK’s shares of common stock are subject to applicable legal restrictions and the sole discretion of its board of directors. There can be no assurance as to the amount or timing of any such future distributions.

FSK may fund its cash distributions to stockholders from any sources of funds legally available to it, including net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies, proceeds from the sale of shares of FSK’s common stock and borrowings. FSK has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSK will be able to pay distributions at a specific rate or at all.

Contact Information:

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

FS Investments Media Team

Melanie Hemmert

Melanie.Hemmert@fsinvestments.com

Consolidated Statements of Operations

(in millions, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Investment income
From non-controlled/unaffiliated investments:
Interest income	$290	$255	$886	$725
Paid-in-kind interest income	35	18	94	51
Fee income	7	23	17	63
Dividend and other income	16	9	52	34
From non-controlled/affiliated investments:
Interest income	6	8	19	25
Paid-in-kind interest income	9	12	27	37
Fee income	0	3	1	5
Dividend and other income	—	—	—	7
From controlled/affiliated investments:
Interest income	20	16	58	37
Paid-in-kind interest income	14	9	35	34
Fee income	5	—	5	—
Dividend and other income	63	58	189	168

Total investment income	465	411	1,383	1,186

Operating expenses
Management fees	56	61	170	186
Subordinated income incentive fees	47	40	140	117
Administrative services expenses	3	4	10	12
Accounting and administrative fees	1	2	3	4
Interest expense	117	96	349	256
Other general and administrative expenses	7	6	19	16

Total operating expenses	231	209	691	591
Incentive fee waiver	—	(15)	—	(45)

Net expenses	231	194	691	546

Net investment income before taxes	234	217	692	640
Excise taxes	—	1	—	1

Net investment income	234	216	692	639

Realized and unrealized gain/loss
Net realized gain (loss) on investments:
Non-controlled/unaffiliated investments	(50)	16	(147)	167
Non-controlled/affiliated investments	(14)	51	(17)	90
Controlled/affiliated investments	(2)	(4)	(174)	(43)
Net realized gain (loss) on foreign currency forward contracts	3	2	7	9
Net realized gain (loss) on foreign currency	1	5	4	12

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/unaffiliated investments	$94	$(283)	$125	$(574)
Non-controlled/affiliated investments	22	(99)	11	(140)
Controlled/affiliated investments	(37)	(69)	101	(216)
Net change in unrealized appreciation (depreciation) on foreign currency forward contracts	—	15	(3)	31
Net change in unrealized gain (loss) on foreign currency	14	23	7	53

Total net realized and unrealized gain (loss)	31	(343)	(86)	(611)
Provision for taxes on realized gains on investments	—	—	—	(3)

Net increase (decrease) in net assets resulting from operations	$265	$(127)	$606	$25

Per share information—basic and diluted
Net increase (decrease) in net assets resulting from operations (Earnings (Losses) per Share)	$0.95	$(0.45)	$2.16	$0.09

Weighted average shares outstanding	280,066,433	283,175,526	280,347,651	283,787,605

Consolidated Balance Sheets

(in millions, except share and per share amounts)

	September 30, 2023 (Unaudited)	December 31, 2022
Assets
Investments, at fair value
Non-controlled/unaffiliated investments (amortized cost—$11,471 and $12,566, respectively)	$11,057	$12,026
Non-controlled/affiliated investments (amortized cost—$677 and $575, respectively)	555	443
Controlled/affiliated investments (amortized cost—$3,218 and $3,173, respectively)	3,054	2,908

Total investments, at fair value (amortized cost—$15,366 and $16,314, respectively)	$14,666	$15,377
Cash	171	248
Foreign currency, at fair value (cost—$5 and $3, respectively)	5	3
Receivable for investments sold and repaid	176	212
Income receivable	317	227
Unrealized appreciation on foreign currency forward contracts	21	25
Deferred financing costs	25	23
Prepaid expenses and other assets	3	9

Total assets	$15,384	$16,124
Liabilities
Payable for investments purchased	$—	$14
Debt (net of deferred financing costs of $27 and $34, respectively)	8,016	8,694
Unrealized depreciation on foreign currency forward contracts	0	1
Stockholder distributions payable	196	192
Management fees payable	56	59
Subordinated income incentive fees payable	47	27
Administrative services expense payable	6	6
Interest payable	79	90
Other accrued expenses and liabilities	14	29

Total liabilities	$8,414	$9,112

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $0.001 par value, 750,000,000 shares authorized, 280,066,433 and 281,731,750 shares issued and outstanding, respectively	0	0
Capital in excess of par value	9,578	9,610
Retained earnings (accumulated deficit)	(2,608)	(2,598)

Total stockholders’ equity	$6,970	$7,012

Total liabilities and stockholders’ equity	$15,384	$16,124

Net asset value per share of common stock at period end	$24.89	$24.89

Non-GAAP Financial Measures

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). FSK uses these non-GAAP financial measures internally in analyzing financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing FSK’s financial results with other BDCs.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with FSK’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.

Reconciliation of Non-GAAP Financial Measures(1)

	Three Months Ended
	September 30, 2023	June 30, 2023
GAAP net investment income per share	$0.84	$0.82
Accretion resulting from merger accounting	($0.04)	($0.04)
Adjusted net investment income per share(2)	$0.80	$0.78
GAAP Net realized and unrealized gain (loss) per share	$0.11	($0.31)
Unrealized appreciation from merger accounting	$0.04	$0.04
Adjusted net realized and unrealized gain(2)	$0.14	($0.27)

1)	Per share data was derived by using the weighted average shares of FSK’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
2)

Adjusted net investment income is a non-GAAP financial measure. Adjusted net investment income is presented for all periods as GAAP net investment income excluding (i) the accrual for the capital gains incentive fee for realized and unrealized gains; (ii) excise taxes (iii) the impact of accretion resulting from merger accounting; and (iv) certain non-recurring operating expenses that are one-time in nature and are not representative of ongoing operating expenses incurred during FSK’s normal course of business. FSK uses this non-GAAP financial measure internally in analyzing financial results and believes that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing its financial results with other business development companies. Adjusted net realized and unrealized gain is a non-GAAP financial measure. Adjusted net realized and unrealized gain is presented for all periods as GAAP realized and unrealized gains to exclude the impact of the merger accounting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. A reconciliation of GAAP net investment income to adjusted net investment income and GAAP net realized and unrealized gain to adjusted net realized and unrealized gain can be found above.

3)	Net debt to equity ratio is debt outstanding, net of cash and foreign currency and net payable/receivable for investments purchased/sold and repaid, divided by net assets.
4)	The per share data for distributions reflects the amount of distributions paid per share of our common stock to stockholders of record during each applicable period.
5)

See FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2023 for important information, including information related to the calculation and definition of weighted average annual yield on accruing debt investments, weighted average annual yield on all debt investments, variable rate debt investments, fixed rate debt investments, other income producing investments and non-income producing investments.

6)	Interest income is recorded on an accrual basis. See FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2023 for a description of FSK’s revenue recognition policy.
7)	Does not include investments on non-accrual status.